Composite Technology Corporation
Second Quarter 2009 Conference Call
May 12, 2009

Operator: Good day ladies and gentlemen, thank you for standing by.  Welcome to the Composite Technology Corporation Second Quarter Conference call.  During today’s presentation all parties will be in a listen only mode.  Following the presentation the conference will be open for questions.  If you have a question, please press the star followed by the one on your touchtone phone.  Please press star, zero for operator assistance at any time.  For participants using speaker equipment, it may be necessary to pick up your handset before making your selection.  I would now like to turn the conference over to our host, Mr. James Carswell, please go ahead sir.

James Carswell: Thank you and welcome to our earnings call for the quarter.  With us today on the call are Benton Wilcoxon, our Chief Executive Officer; and DJ Carney, our Chief Financial Officer.

Before we get started I’d like to read a brief statement of Safe Harbor and then turn the call over to Benton Wilcoxon.  Statements made during this call and which are not strictly historical in nature constitute forward looking statements.  Such statements include, but are not limited to statements regarding the potential sales of DeWind turbines; potential sales of ACCC conductors and related products; expectations regarding CTC, CTC Cable, and DeWind revenues, costs, expenses and cash flows for fiscal 2009; expectations regarding any current or future litigations; top line growth and earnings potential with CTC Cable and DeWind businesses and the company’s position in alternative energy space, as well as the company’s plans for the future of DeWind or CTC Cable sales to the US or International customers; plans for development efforts in the CTC Cable business, DeWind business; and expectations for the current and future CTC Cable and DeWind sales, orders and manufacturing and anticipated results for fiscal 2009.

Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause CTC’s actual results to be materially different from those expressed or implied in such forward looking statements.  These factors include, but are not limited to the risks related to the operations of DeWind and the CTC Cable businesses; risks related to the company’s financial well being, sourcing of materials and the risks that the company may not continue as a going concern; the risk that the customers’ use of our CTC technology may not grow as anticipated and the risk that the anticipated market opportunities may not materialize at expected levels or at all and the risk that the company’s activities may not result in the growth of possible revenue.  All forward looking statements are qualified in their entirety by this cautionary statement and CTC is providing this information as of this date, today, and does not take any obligation to update any forward looking statements discussed in this call as a result of any new information, future events or otherwise, other than required under the applicable Securities Laws.

I would now like to turn this call over to our CEO, Mr. Benton Wilcoxon.

Benton Wilcoxon: Thank you James.  Our agenda for today’s call will be as follows.  First our CFO, DJ Carney will provide commentary on our financial results then I will provide some color for the quarter and talk about near and mid-term objectives and opportunities for the business and the status of our potential orders.  Finally we will take questions on the results.  I’d now like to turn over the call to our CFO, DJ Carney.

DJ Carney: Thanks Benton.  I’ll take a few minutes to walk you through the financial results for the quarter ending March 31, beginning with the P&L.

Consolidated revenues for the quarter were 16.1 million.  These revenues declined on a consolidated basis by 5.1 million from 21.2 million in the corresponding March 2008 quarter, but as compared to the December 2008 quarter, revenues increased by 55% or 5.7 million due to a 40% CTC Cable increase of 1.8 million to 6.2 million and a 65% DeWind increase of 3.9 million to 9.9 million.  Cable sales improved from the December quarter and were driven by an increase in China sourced revenues and included 1.1 million from Sierra Pacific, a new US customer.  The DeWind revenue increase was driven by a non-recurring acceleration of license fees and royalties related to D6 turbines and accounting for 7.9 million of the quarterly revenue with two million of revenue recognized from the first commercial D8.2 turbine in the United States.

Our net loss from continuing operations for the quarter increased 2.3 million from 10.7 million, I’m sorry, to 10.7 million from 8.4 million in the prior year due to the net effect 3.4 million in lower gross margins offset by 1.1 million in reduced operating expenses.  As compared to the December 2008 quarter net loss from continuing operations increased 2.3 million due to 1.5 million in lower margins and 700,000 in increased operating expenses.

Cable gross margins of 2.2 million increased to 35% of revenues as compared to 2.7 million in the March 2008 quarter or 26% of revenues.  And compared to 1.3 million in gross margin or 30% of revenues in the December quarter.  Margin percentage improved from the March 2008 quarter as a result of a higher proportion of higher margin ACCC core sales versus high ACCC conductor sales in the March 2008 quarter.  Margins improved from December 2008 due to lower per kilometre costs resulting from improving manufacture utilization of our plant in Irvine.

The higher gross margins combined with tight expense control resulted in CTC Cable returning to profitability on a EBITDAS basis in the March 2009 quarter.  Turbine gross margins of  negative 2.2 million included 6.4 million of additional inventory reserves recorded and 1.7 million of additional contract loss provisions.  These provisions were offset by a non-recurring pick up related to the D6 royalty settlement.

We continued our efforts during the quarter to reduce our cash basis operating expenses.  The March 2009 operating expenses were 10.2 million, a 1.1 million reduction from the March 2008 quarter, or a 0.7 million increase from the December 2008 quarter.  However, March 2009 expenses included 3.6 million of non-cash stock based compensation charges, depreciation and amortization.  Excluding those charges, cash basis operating expenses for March 2009 were 6.6 million, a reduction of 1.0 million from 7.6 million in the December 2008 quarter and a $3.7 million reduction from 10.3 million in the March 2008 quarter.

Briefly on the balance sheet, we ended the quarter with total cash of 3.5 million.  However our cash position has improved since quarter end since an excess of $5 million has been collected from customer payments including nearly $4 million collected from the previously mentioned license settlement from one of our DeWind licensees.

And with that I will turn the call over to our CEO, Benton Wilcoxon, to discuss business opportunities and the business going forward.  Benton.

Benton Wilcoxon: Thank you DJ.  Overall, we are disappointed with the financial results of the quarter, but feel that we have taken steps that continue to position ourselves to take advantage of changes in the marketplace.  We had several key issues impact us during the quarter and since the end of the quarter.  While the credit markets and the impact on financing for wind turbine customers remains an issue we are starting to see confidence building as to how the stimulus funding will be implemented and its potential effect on CTC Cable, DeWind farms and the DeWind Inc. unit.  We’ve also made progress on the DeWind sale in that we are continuing now with management presentations with several interested bidders for the company which we are trying to finalize within the next couple of weeks.

I’ll now turn to our cable business segment, which remains strong and well positioned for growth.  Our manufacturing operations remain efficient and our capabilities and capacities are at an all time high.  Core processing times from order receipt through shipment to stranding have been reduced by 50% from the previous year and our scrap levels remain insignificant.  Our process remains tightly controlled with all operations fully documented and capable of full statistical process control.

Sales activity is high with the US and Latin American markets showing highly increased activity.  Over the past three years the sales of CTC Cable has been dominated by substantial growth in the Chinese market.  While we are proud of our accomplishments there we recognize the narrow nature of the awards and the high reliance on a single geographic region.  The growth in China overshadow the intense work going on to develop other geographic markets.  These efforts are now paying off with new awards in process, or expected, from Mexico, Brazil, Portugal, Chile, Columbia, Indonesia, Poland and India.  In addition to new markets are new orders in the United States.  We have worked through issues of representation and product placement in all of these regions and believe we know the formula and approach for each specific market.  This will continue to evolve over the coming months as the various ministries and key utilities in the areas begin to finalize their engineering steps of making decisions for the award of conductors.  These are time consuming processes, but we see the steps occurring as we process them through our engineering reports here which we perform for our customers and then with the bids and tenders et cetera which are done by other engineering companies or by the utilities themselves, or by one of our stranding partners who will be the agent in charge of the local area and actually securing the orders.  We also passed qualification tests for ACCC™ conductor in Brazil very recently and we are waiting for the official report which we will then formally announce.

We remain optimistic about the continuing demand in China.  The March quarter showed Far East Composite Technology, our Chinese distributor, met the quarterly demand defined in the three year manufacturing and distribution agreement.  China continues to invest in electrical infrastructure using their stimulus funds and many regional projects are going ahead.  CTC Cable’s ACCC™ conductor has been proven to be suitable for all voltage ranges from distributions up to extra high voltage.  The largest growth segment is in the extra high voltage range of 500 kilovolts (sp?) and above.  Our Chinese customer has been positioning ACCC™ conductor for large scale roll out in these high voltage projects.  Success at these voltages will result in ACCC™ conductor being used in a great number of large scale conductor projects both re-conductoring and new construction.

However, the Chinese market is not without its challenges.  Intellectual property protection is a growing issue.  The success of ACCC™ conductor has not gone unnoticed by competitors and we are aware that knock off products are being proposed.  The mere threat of these products puts price and margin pressure on CTC Cable which we must work through on a case by case basis.  This is not just a Chinese phenomenon, in the US CTC Cable is aggressively defending its intellectual property and has initiated proceedings against companies that we believe have infringed on the company’s patents.  This will be aggressively pursued by CTC as evidence comes to our attention in whatever market we find such evidence.

In the US market our continuing efforts have resulted in new awards and a broad base of support from utilities and engineering companies that specify and approve conductors for use.  Our US sales representative network has grown to 16 agencies with all of the US and Canada now covered.  In addition, we have added regional sales directors as CTC Cable employees in the Southeast and the Southwest leaving only one region, the Northeast yet to be filled.  We have taken complete control of the sales channel and we are pleased with the results.  We remain in discussions with general cable for stranding of ACCC™ conductor, though as we reported in previous quarters they are not part of the sales process.  We have been active in industry trade shows and in promotion of the company.  We have expanded our business base with PacifiCorp and continue our excellent relationship with American Electric Power.  A host of new customers are coming online as further evidence of ACCC™ conductor’s performance advantages comes to the attention of everyone.  We know from experience that each project must be engineered and proven to the satisfaction of a conservative, technical and financial audience within the utility.  We have greatly increased our ability to address these performance issues with the addition of technical staff and a host of new software tools which we make available to our customers.  We have never been more qualified to explain, apply and sell ACCC™ products.  Client stimulus funds should also add significant project funding over the next two years which should provide numerous opportunities for ACCC™ conductor in new construction as well as re-conductoring projects.

When these funding agencies and mechanisms are fully defined there will be a substantial uptick in business opportunities, is our strong belief.  We have been to Washington, DC and with the help of lobbyists have also met with members of both the Congress and the Senate as well as with the DOE and its particular agencies involved in the utilities as well as with the Federal Electrical Regulatory Commission, FERC.  The result is that there is continuing awareness of ACCC and we are beginning, or trying to stress, that this really is the most efficient, energy efficient conductor and that it is a critical item for the use of the stimulus funds if one is to really make a truly smart grid which has the best ability to connect between all of the computerized sensors, switches and control systems, connect them together and able to handle more power through an advanced conductor such as ours.  The net result of the added market penetration, expansion to new regions is that the percentage of revenue from China as a percentage of overall revenue will drop significantly.

We are pleased to announce the launch of the new CTC Cable website as of today.  Until now, CTC Cable and DeWind websites were sub-pages of Composite Technology Corporation website.  They have now been separated to individual sites so that each business can adequately address their respective technologies, products and sales.  The Composite Technology Corporate website has also been revised and sharpened to address the current company.  Unfortunately our previous site had become outdated and did not properly address the corporation as it exists.  These sites will continue to evolve over the coming weeks as more information is added.  The corporate URL, or website address, remains unchanged.  The CTC Cable website address is simply, ctccable.com, both subsidiary websites can be reached through the corporate website as well.

In summary we are very optimistic on the continued success and growth of CTC Cable’s business segment.  We expect a few ups and downs as markets are developed and projects rise and fall with the realities of the financial and credit markets we all live in.  We have seen the impact of these uncertainties and we’ve seen more as the effects move throughout the world.  However, we believe the impact to CTC Cable can be mitigated by the fact that we have a true 21st Century solution to global transmission problems.  As I said before, while everybody’s really talking about, the new buzz word, the smart grid and the exciting 21st Century grid, no one has proposed that a more energy efficient conductor be used, instead it’s just better sensor switches and control systems and they’re failing to address the fact that the connection between these is critical as one could realize there’s a problem in a grid but not be able to actually wheel  more power from one section to another unless one had a more efficient conductor that could carry more power.  We believe everyone will sooner or later get this message across and we are going to increase our marketing and awareness efforts to make sure that everyone in control of these decisions has the facts and is aware of our conductor.

In the DeWind business segment, moving to this area, our primary focus during the past quarter has been to secure a substantial investor partner to invest in DeWind.  As reported before we engaged RBS in December of 2008 to organize the structure of the search for a strategic partner.  We’ve come a long way in the progress as we narrowed the list to over two dozen interested parties, I mean from over two dozen interested parties, to a handful who are now engaged in serious due diligence on the investment.  We are pleased with the process and look forward to the conclusion of this phase by month end.  RBS has done an excellent job of communicating with interested parties, preparing the needed documentation and an oversight of the process.  We cannot say too much about the process or the prospective partners, but do want to state that the most interested parties are large firms with resources and balance sheet depth to be excellent financial partners for the business.

In addition to the investment in DeWind, RBS is also helping with the search for a buyer for the Little Pringle Wind development project as well as interest in the balance of that wind development portfolio.  Interest has been a bit slower there due to the general lack of project financing that a partner can rely on.  However, active discussions and due diligence are underway on the project and we hope to have answers quite soon.  This business opportunity will benefit substantially from proposed Stimulus Funds and incentives.  These funds and mechanisms are not yet fully in place.  They’re expected within the next several weeks to few months and a potential partner has to understand that these, to what extent these, incentives will actually help and factor them into his financial evaluation of the investment.  Again as we said earlier, there is increasing interest as I believe confidence is building in potential investors to realize what they could benefit from these Stimulus Funds, government guarantees as well as investment tax credits for wind portfolio and with the advantage that this Little Pringle Project is actually ready to go immediately with the foundations in place and several turbines ready for installation.

Operationally DeWind is focused on gathering sales and maintaining the manufacturing and supply chain capabilities of the business.  New sales have been hard to come by for the same reason as we discussed earlier, that project financing generally remains frozen in most parts of the world.  Large wind farm projects in Eastern Europe and Australia have been identified and quoted.  DeWind turbines are a good fit and attractive pricing has been offered.  However, these projects require some large level of project financing from outside sources that have yet to be identified.  We’re working with the potential customers and hope to have one, to have resolution soon.

In the quarter we commissioned and handed over the Hilltop Turbine in Pipestone, Minnesota.  This is the first commercial D8.2 60 hertz turbine.  Our monitoring of the turbine shows excellent performance for this new D8.2.  DeWind has a solid license partner base.  In the quarter we accelerated the royalty payments due to DeWind against future sales in China as a way to bring operating funds sooner.  This transaction was a good benefit for the business at the time when operational funds were necessary to bridge DeWind to the completion of the investor search.  A new license partner has been identified and terms agreed for a different region.  The documents are being reviewed and we hope to close soon.  This license arrangement will bring in fees upon execution of the agreement.

They just completed participation in the American Wind Energy Association show in Chicago.  The consensus of those who attended was a feeling of cautious optimism for the industry.  The show was one of the largest ever, if not the largest.  Interest was at an all time high and there were many new players represented, especially Asian firms.  Political support was very obvious and most attendees believe the Stimulus Funds and incentives will be a great benefit when they finally do come and are really clearly announced as to the procedures as to how one would obtain such funding for projects,and how they would be, affect the financial model.  Project financing issues were paramount and until this issue is resolved the industry will continue to struggle.

Turbine assembly capacities at the, capabilities really at TECO-Westinghouse Motor Company remain intact and poised to react quickly for new builds.  TECO has delivered all of the units scheduled so far and is waiting for the go ahead on the next build order.  We have maintained the core competence for DeWind and we have kept trained personnel even in these times of limited manufacturing activity.  We are not without challenges in our supply chain, material was ordered in the past in anticipation of building the units previously announced.  This material and the cost for it have come due. Due to the loss of project funding by our customers and their eventual default on the orders, DeWind did not receive project milestone payments necessary to fund the supply chain.  We are watching every expense, therefore payments to the supply chain had been restricted with DeWind releasing only the most critical payments.  This has created some difficulties in the supply chain, but overall DeWind has been managing the impact and maintaining the supply chain relationships.

In summary, the DeWind business unit is maintaining its capabilities and remains poised to be a significant player in the wind industry once it is adequately capitalized.  Sales backlog remains high, but as we have stated the projects have lost their funding and we are waiting for the new funding to put these projects back on track.  Manufacturing capabilities and the supply chain remain intact and all technical and development teams are in place to move forward as soon as funds allow.

This concludes our prepared statement section of the call.  We will now answer questions for a limited period since we are currently in management presentations with prospective foreign investors for DeWind and must complete before their scheduled departure very shortly.

Operator: Thank you.  We will now begin the question and answer session.  As a reminder, if you have a question, please press the star followed by the one on your touchtone phone.  If you would like to withdraw your question, press the star followed by the two.  If you’re using speaker equipment you will need to lift the handset before making your selection.  And your first question comes from the line of Mike Breard, with Hodges Capital, please go ahead.

Mike Breard: Yes, just a couple questions.  You mentioned in the 10Q that you had the capacity to make 18 core processing machines, you had the capacity to make 100 million in sales, you have potential orders of 400 million.  The potential orders you’ve been talking about for some time, are they still coming, or just held up by finances, or what’s the hold up in Mexico and Brazil and China and the US?

Benton Wilcoxon: Well these, these orders they are still coming.  These are larger projects that we have previously had so that they do take quite a bit of time to go through their full engineering procurement cycle.  So we know that they specified ACCC™ conductor, but then they have to go through various bidding processes as well as await funding for those particular projects to come out of the central treasury if it’s a State owned grid, or if it’s a utilities to fit into their budgets for the year.  So, in all cases we still see them on track, but sadly not as fast as we would like, but in terms of, in terms of the utility world everybody says that they are proceeding in absolutely normal speeds as to how utility would handle it.

Mike Breard: But it’s still a case that you could be more than sold out fairly quickly (inaudible)?

Benton Wilcoxon: Yes, we hope that is the problem in which case then we would expand our lines.

Mike Breard: Okay and I’m also worried about your cash situation, you’ve got over 31 million in accounts payable, you got some accrued expenses on turbine orders, apparently one group’s suing you for some money, the (inaudible) group.  I know you have taken in some cash lately, but do you have any other pending cash payments coming in from potential near term orders?

DJ Carney: Make sure you understand on our accounts payable balances substantially all of that balance is DeWind related.  So, again since Benton’s comments earlier in the call the, you know, our, we’ve been very very limited on what we’re releasing out to the supply chain and the supply chain comprises most of that accounts payable balance.  Again obviously certain vendors, and you mentioned one of them, you know, that balance would be included in our accounts payable, you know, we don’t deny that we owe money to certain vendors it’s just that we have certain vendors that we’ve been able to work with very, very well.

Benton Wilcoxon: I think in general the DeWind issues will resolve themselves as soon as we have selected the bidder for the, the binding bidder for DeWind because these really mostly apply to DeWind and they are payables for components and the components are necessary to produce the turbines so its something that it would be considered in a normal course of somebody acquiring such a business.

Mike Breard: Okay, on DeWind, to sum it up, essentially it is sold you’re just trying to decide who the buyer is?

Benton Wilcoxon: Well, we are seeking the binding bidder.  They’re now going through in depth due diligence with management presentations for each of the different parties, obviously on different days and separate events and at the end of that period they must submit a binding bid with their terms.  Then we will select which one we believe is in the best interest of the company.

Mike Breard: Okay, but it’s a pretty sure thing that you will be selling all or part of DeWind?  I mean the bids look like they’re legitimate bids?

Benton Wilcoxon: They’re real companies and we are confident that we will have an interested party because all of them are quite interested in the turbine and in the technology and recognize that there is a demand for such a turbine and they just have to evaluate all the due diligence as the different accounts payable, how much inventory is on hand, and such issues that are needed, you know, to make a final decision as to what they would offer.

Mike Breard: Okay, and then the sales that you made to Chile, the 10 D8 units and the three D6’s to the United Kingdom, have those been commissioned or when would you get the final payments on those?

DJ Carney: No, we have not commissioned either one of those.  The units have been shipped to both of the customer locations and so they’re both awaiting commissioning.

Mike Breard: Okay, is this a near term (inaudible).

DJ Carney: It’s expected by the end of the fiscal year.

Mike Breard: Okay.

DJ Carney: I don’t know exactly what the schedule is on the commissioning of those units.

Mike Breard: Okay and how about financing for the Czech order?

DJ Carney: There’s been very, there’s really been no tangible progress on the Czech order on the 40 D8’s.  In all likelihood if they were to bring financing to the table we would renegotiate the contract.

Mike Breard: Okay, all right.  Real good, so you’re hanging in there all right on your cash balances.  The next few weeks are pretty critical I guess in terms of DeWind, but otherwise you’ve got enough cash?

Benton Wilcoxon: Yes, we believe we will manage it successfully.

Mike Breard: Okay.  Thank you.

Operator:  Thank you.  This concludes the question and answer session.  Management I would like to hand it back to you for any closing statements.

Benton Wilcoxon: I would like to thank all of you for your participation in the call today as well as to express your support for the company and we thank all of you for that.  And we look forward to an excellent call next quarter and a greater light (sp?) on all of our progress for our cable sales and for DeWind.

Operator: Ladies and gentlemen this concludes the Composite Technology Corporation Second Quarter conference call.  Thank you for your participation you may now disconnect.